Exhibit 16

[ERNST & YOUNG LLP LETTERHEAD]

June 13, 2003

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C.  20549

Gentlemen:

We have read Item 4 of Form 8-K dated June 13, 2003, of BioTransplant Incorporated and are in agreement with the statements contained in the first paragraph on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP